Exhibit 10.23

Execution version

DATED 9 December 2014

PROTEUS HOLDING LIMITED

and

PARAKOU TANKERS INC.

AGREEMENT FOR THE SALE AND PURCHASE OF

THE ENTIRE AUTHORIZED AND ISSUED SHARE CAPITAL OF

PROTEUS 8 LIMITED

(the “Company”)

THIS AGREEMENT (this “Agreement”) is dated the 9 day of December 2014 and is made between:-

(1)	PROTEUS HOLDING LIMITED., a company incorporated in Bermuda, with its registered office at Canon’s Court 22 Victoria Street Hamilton HM 12 Bermuda (“Transferor”); and

(2)	PARAKOU TANKERS INC., a corporation incorporated in the Marshall Islands, with its registered office at 609 Fifth Avenue, Suite 1102, New York, NY, 10017 (“Transferee”);

hereafter referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS

(A)	The Company is a Liberian corporation and was incorporated on 9 May 2013;

(B)	The Transferor is the beneficial owner of one thousand five hundred ordinary shares (1,500) (the “Sale Shares”), each of par value United States Dollar one (USD 1), issued and registered by the Company which represent its entire authorised and issued share capital;

(C)	The Company has entered into a shipbuilding contract with SPP SHIPBUILDING CO., LTD., a company organised and existing under the laws of Korea with its registered office at #1988, Chojeon-ri Sanammyeon, Sacheon-si, Gyeongsangnam-do, Korea (the “Builder”) for the construction and purchase of an MR2 Product Carrier of about 51,000 MT DWT with the Builder’s hull number S-1161 (the “Vessel”) dated 16 September 2013 (as the same has been amended and supplemented from time to time (including any side letters and addenda), the “Shipbuilding Contract”) and in connection with the Shipbuilding Contract the Company has received a refund guarantee issued by The Export-Import Bank of Korea which is at the date of this Agreement for an amount not less than the sum of the instalments already paid to the Builder under the Shipbuilding Contract (the “Refund Guarantee”);

(D)	The Company has also entered into an agreement with HYUNDAI HEAVY INDUSTRIES CO., LTD. (“HHI”) dated 13 June 2013 for the supply of a ballast water treatment system for the Vessel (the “BWTS Agreement”);

(E)	The Company has also entered into an agreement with ADK Maritime Pte Ltd. (“ADK”) in relation to the supervision of the construction of the Vessel under the Shipbuilding Contract (the “Supervision Agreement”);

(F)	Each of the Sister Companies has entered into similar arrangements in relation to, respectively, Hulls S-1159, S-1160 and S-1158 to be constructed by the Builder, in particular: (i) a shipbuilding contract with the Builder on terms materially identical to the Shipbuilding Contract, (ii) a refund guarantee with either The Export-Import Bank of Korea or Kookmin Bank, (iii) an agreement with HHI for the supply of ballast water treatment system on terms materially identical to the BWTS Agreement, and (iv) an agreement with ADK for the supervision of the construction of the vessels under the relevant shipbuilding contracts on terms materially identical to the Supervision Agreement.

(G)	The Transferee will purchase the entire authorized and issued share capital of each of the Sister Companies simultaneously with the purchase of the Sale Shares by the Transferee as provided by this Agreement.

(H)	This Agreement sets out the terms on which the Sale Shares shall be sold by the Transferor and purchased by the Transferee.

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(I)	The Parties have agreed that the Transferor shall have the right to oblige the Transferee to retransfer the full legal and beneficial ownership of the Company to the Transferor in certain circumstances as set out in this Agreement.

(J)	Notwithstanding the foregoing, the Parties have agreed that their strong preference would be for the Shipbuilding Contract to be novated to the Transferee by the Builder and the Company, as an alternative to the sale of the Company to the Transferee as contemplated by this Agreement. The Parties have therefore agreed to make their best endeavours to secure such a novation prior to Completion under this Agreement and, if such efforts are successful, the Parties have agreed that this Agreement will be terminated and shall have no further effect.

NOW THEREFORE IT IS AGREED as follows:-

1.	INTERPRETATION

Definitions

1.1	In this Agreement the following terms shall bear the meanings hereinafter set out:-

“Accounts”	the accounts of the Company for the year ended on the Principal Accounting Date;

“Affiliate”	with respect to any Party, any person directly or indirectly controlling or controlled by or under direct or indirect common control with such Party;

“Builder”	shall have the meaning given to it in Recital (C);

“Business Combination Agreement”	the business combination agreement between Cambridge, Cambridge Holdco, Inc., Cambridge Merger Sub, Inc., and the Transferee dated 1 December 2014 as filed with the US SEC;

“Business Day”	a day, other than a Saturday or Sunday, on which banks are generally open for business in Monaco, Singapore, New York and London;

“BWTS Agreement”	shall have the meaning given to it in Recital (D);

“Cambridge”	means Cambridge Capital Acquisition Corporation, a Delaware corporation (NASDAQ: CAMB) (NASDAQ: CAMBU) (NASDAQ: CAMBW);

“Claim”	shall have the meaning given to it in Clause 2.1;

“Closing Date”	shall have the meaning given to it in Clause 6.1;

“Company”	means Proteus 8 Limited, a company incorporated in Liberia, further details of which are contained in Schedule 2;

“Completion”	completion of the sale and purchase of the Sale Shares in accordance with this Agreement;

“Conditions”	shall have the meaning given to it in Clause 6.2;

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“Consideration”	shall have the meaning given to it in Clause 5.1;

“Construction Contracts”	shall have the meaning given to it in Clause 2.1.8;

“Defaulting Party”	shall have the meaning given to it in Clause 8.2;

“Disclosed”	means fairly disclosed in or under the Disclosure Letter or this Agreement;

“Disclosure Bundle”	means the bundle of documents, in agreed form, annexed to the Disclosure Letter;

“Disclosure Letter”	means the letter from the Transferor to the Transferee in relation to the Warranties as at the date of this Agreement, in agreed form, with the same date as this Agreement, including the Disclosure Bundle;

“Encumbrances”	means any claim, charge, mortgage, lien, option, equity, trust, power of sale, retention of title, right of pre-emption, right of first refusal or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing;

“Existing Guarantees”	means the letter of guarantee from Ceres Marine Partners Ltd. to SPP Shipbuilding Co., Ltd. dated 16 September 2013 relating to the Shipbuilding Contract;

“HHI”	shall have the meaning given to it in Recital (D);

“Indemnified Parties”	shall have the meaning given to it in Clause 4.3;

“Long Stop Date”	shall have the meaning given to it in Clause 6.4;

“Merger Proxy Statement”	means the proxy statement to be filed by the Transferee with the US SEC in relation to the merger between the Transferee and Cambridge;

“Option”	means the option granted in Clause 7.1;

“Option Completion Date”	shall have the meaning given to it in Clause 7.4;

“Option Condition”

means:

(i) a failure of the Transferee to indemnify an Indemnified Party as required by Clause 4.3, or

(ii) a default of the Company or the Transferee of any obligation in connection with which a Security Interest has been granted over the Sale Shares;

“Option Period”	means the period beginning on the Closing Date and ending on the date that all actual and potential liabilities of the Indemnified Parties under the Existing Guaranties have ceased;

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“Principal Accounting Date”	30 September 2014;

“Refund Guarantee”	shall have the meaning given to it in Recital (C);

“Repurchase Price”

means an amount equal to the aggregate of:

(i) payments actually made by the Company or on its behalf to the Builder between the Closing Date and the date immediately preceding the Option Completion Date, inclusive of both of those dates, where such payments are required to be made under the Shipbuilding Contract in the form that it exists at the Closing Date; and

(ii) payments by the Company to HHI (capped at US$550,000) and / or ADK (capped at US$370,000),

minus any amounts owed by the Company to any person, including without limitation any amounts owed by the Company pursuant to any pre-delivery financing of the Vessel but excepting any amounts owed by the Company under the Shipbuilding Contract as at the Option Completion Date;

“Reorganisation”	means any variation of the share capital of the Company and includes (whether made or done by the Company) every issue or payment up by way of capitalisation of profits or reserves (including share premium account and capital redemption reserve and whether of share capital or other securities) and every issue by way of rights (including any offer or invitation made by the Company) and every consolidation or sub-division or reduction of capital (including share premium account or capital redemption reserve) and every purchase or redemption of the Company’s own shares and every dividend or other distribution out of capital profits or capital reserves or any profits or reserves arising from a distribution of capital profits or capital reserves of a subsidiary or any distribution in specie or other reconstruction or adjustment relating to the share capital (or any shares or stock derived therefrom) and any amalgamation arrangement reconstruction or compromise affecting the share capital (or any shares or stock derived therefrom) and any variation abrogation or modification of rights attached to any class of share capital;

“Sale Shares”	shall have the meaning given to it in Recital (B);

“Shipbuilding Contract”	shall have the meaning given to it in Recital (C);

“Sister Companies”	means Proteus 7 Limited incorporated in Liberia with registration number C-116227, Summery Seaways Limited incorporated in Liberia with registration number C-115792 and Eagle Seaways Inc. incorporated in Liberia with registration number C-115873;

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“Sister Companies Share Sales”	means the sale of the entire issued share capital of the Sister Companies to the Transferee on similar terms to this Agreement;

“Supervision Agreement”	shall have the meaning given to it in Recital (E);

“Tax” or “Taxation”

means:

(a)    all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities of whatever nature, howsoever computed, and wherever created or imposed; and

(b)    any penalty, fine, surcharge, interest, charges or costs relating thereto or in relation to any failure to comply with any law relating to Tax,

regardless (in each case) of whether any such Tax is chargeable directly or primarily against, or attributable directly or primarily to, the Company or any other person and whether or not any such amount is recoverable from any other person.

“Tax Authority”	means any national, local municipal, governmental, state, federal or fiscal, revenue, customs or excise authority, body, agency or official anywhere in the world having, or purporting to have power or authority in relation to Tax.

“US SEC”	means the United States Security and Exchange Commission;

“USD”	United States Dollars;

“Vessel”	shall have the meaning given to it in Recital (C);

“Warranties”	shall have the meaning given to it in Clause 2.1.

Further capitalised terms used in this Agreement are defined hereafter.

Interpretation

1.2	In this Agreement:-

1.2.1.	“agreed form” in relation to a document, means in a form agreed between the Transferor and the Transferee and signed simultaneously with execution of this Agreement for the purpose of identification by or on behalf of the parties to this Agreement

1.2.2.	unless the context otherwise requires, words in the singular include the plural and vice versa;

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1.2.3.	references to any document include the same as amended, supplemented or restated from time to time;

1.2.4.	clause headings are for convenience of reference only and are not to be taken into account in the interpretation of this Agreement; and

1.2.5.	where reference is made in this Agreement or any of the Schedules to the knowledge of a Party such knowledge is to be based on reasonable enquiry by that Party.

2.	WARRANTIES

Transferor’s Warranties

2.1	The Transferor hereby warrants to the Transferee as of the date of this Agreement (the “Warranties”):-

2.1.1.	the accuracy and completeness of each of the statements set out in Schedule 1 hereto, subject always to the limitations set out in Schedule 4;

2.1.2.	that each of the Transferor and the Company is duly incorporated and is validly existing in good standing under the laws of its place of incorporation and has the requisite corporate power to carry on its business as set forth in this Agreement and to execute this Agreement and perform its obligations hereunder;

2.1.3.	that, subject to the Condition set out in Clause 6.2.2 being satisfied, all necessary corporate and other action and governmental or other official consents and authorities necessary for it to enter into and perform its obligations as referred to in this Agreement and hereunder have been taken;

2.1.4.	that the documents referred to in this document to be executed by the Transferor will, when executed, constitute valid and binding obligations on the Transferor in accordance with their respective terms;

2.1.5.	that the execution, delivery and performance by it of the provisions of this Agreement do not, and will not as of the Closing Date, contravene (i) any law or regulation existing at the date hereof applicable to it (ii) any contractual restriction binding upon it or (iii) its constitutional documents;

2.1.6.	that the Company has not and on the Closing Date will not have carried on any business other than entering into the Shipbuilding Contract, the BWTS Agreement and the Supervision Agreement and performing them in accordance with their respective terms;

2.1.7.	that as of the date hereof there has not been and as of the Closing Date there will not be any addendum, variation, modification or any other change to the terms of any of the Shipbuilding Contract, the BWTS Agreement or the Supervision Agreement;

2.1.8.	that on the Closing Date the Company shall be cash free and debt free and its only assets or liabilities shall be its rights and obligations pursuant to the Shipbuilding Contract, BWTS Agreement and Supervision Agreement (the “Construction Contracts”); and

2.1.9.	that the Vessel is not registered in any registry and is not subject to any registered Encumbrance,

provided always that the Transferor shall have no liability whatsoever in respect of any claim for breach of Warranty (a “Claim”) if and to the extent that any fact, matter or circumstance which causes any of the Warranties to be breached or which might result in a Claim or possible Claim has been Disclosed.

Transferee’s Representations and Warranties

2.2	The Transferee hereby represents and warrants to the Transferor

2.2.1.	that the Transferee is duly incorporated and is validly existing under the laws of its place of incorporation and has the requisite corporate power to execute this Agreement and perform its obligations hereunder;

2.2.2.	that, subject to the Condition set out in Clause 6.2.3 being satisfied, all necessary corporate and other action and governmental or other official consents and authorities necessary for it to enter into and perform its obligations hereunder have been taken;

2.2.3.	the documents referred to in this Agreement to be executed by the Transferee will, when executed, constitute valid and binding obligations on the Transferee, in accordance with their respective terms;

2.2.4.	that the execution, delivery and performance by it of the provisions of this Agreement do not, and will not as of the Closing Date, contravene (i) any law or regulation existing at the date hereof applicable to it (ii) any contractual restriction binding upon it or (iii) its constitutional documents;

2.2.5.	that the Transferee does not know, or believe, that the Transferor is in breach of its representations and warranties set forth in this Agreement or any related agreement nor is it aware of any existing or prior facts and circumstances that will entitle it to make a claim under this Agreement against the Transferor; and

2.2.6.	the Transferee acknowledges that it has conducted and completed its own investigation, analysis and evaluation of the Company and the Construction Contracts, that it has made all such reviews and inspections of the financial condition, business, results of operations, properties, assets and prospects of the Company and the Construction Contracts, as it has deemed necessary or appropriate, and that it has had the opportunity to request all information it has deemed relevant to the foregoing from the Transferor. The Transferee further acknowledges and agrees that except for the representations and warranties set forth in this Agreement, the Company has not made any representation or warranty, express or implied, of any nature whatsoever concerning the Sale Shares or the Company. The Transferee has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to the acquisition of the Sale Shares.

3.	AGREEMENT TO SELL AND PURCHASE AND RELATED COVENANTS

Subject to the terms of this Agreement and for the consideration set out in Clause 5 below, the Transferor hereby agrees to sell to the Transferee the Sale Shares on the Closing Date together with the benefit of all rights and profits attaching thereto on the Closing Date, and the Transferee agrees to purchase such Sale Shares.

4.	REPLACEMENT GUARANTEES

4.1	The Transferor and the Transferee will make all reasonable endeavours to procure the release of the relevant guarantor from the Existing Guarantees on or before Completion. Insofar as any of the Existing Guarantees cannot be released on or before Completion, the Transferee shall use all reasonable endeavours to procure the release of the relevant guarantor from the Existing Guarantees as soon as practicable after Completion. The Transferee shall be responsible for all costs relating to release of the Existing Guarantees.

4.2	The Transferee undertakes to the Transferor and each Indemnified Party that following Completion it shall procure that the Company shall:

4.2.1.	perform fully and in a timely fashion all of its obligations under the Shipbuilding Contract; and

4.2.2.	not agree to or permit to be made any material amendments or changes to the specification or design or any other material characteristic of the Vessel.

4.3	The Transferee shall absolutely unconditionally and irrevocably with effect from Completion, indemnify and keep indemnified and hold harmless and pay to each of the guarantors under the Existing Guarantees (the “Indemnified Parties”) fully at all times on first written demand from and against all liabilities, costs, expenses, damages and losses (including but not limited to any direct, indirect or consequential losses, loss of profit, loss of reputation and all interest, penalties and legal costs (calculated on a full indemnity basis) and all other professional costs and expenses) suffered or incurred by such Indemnified Party arising by reason of or in any way whatsoever under or in connection with the issue of, or the performance of such Indemnified Party’s obligations or the exercise of its rights under, the Existing Guarantees.

5.	CONSIDERATION

5.1	The Consideration payable by the Transferee for the Sale Shares to be purchased by the Transferee hereunder shall be USD 7,277,500.

5.2	Payment of the Consideration as aforesaid shall be made in cash at Completion in accordance with Clause 6.

6.	COMPLETION

6.1	Completion of the sale and purchase provided for in this Agreement (“Completion”) shall occur at the offices of Ceres Monaco SAM in Gildo Pastor Center 7, Rue Du Gabian MC 98000, Monte Carlo, Monaco on the third Business Day following the satisfaction of the conditions precedent set out in Clause 6.2 (the “Closing Date”).

Conditions precedent

6.2	Completion is conditional upon the following conditions (“Conditions”) being satisfied or waived in writing by the Transferor and/or the Transferee (as applicable) by notice as provided below:

6.2.1.	no matter having arisen that would cause any of the Warranties to be untrue were the Warranties to be given as of the Closing Date except to the extent such Warranties expressly relate to an earlier date, in which case as of such earlier date (Responsibility: Transferor);

6.2.2.	approval of the Transferor’s board of directors in a form reasonably satisfactory to the Transferee (Responsibility: Transferor);

6.2.3.	approval of the Transferee’s board of directors in a form reasonably satisfactory to the Transferor (Responsibility: Transferee);

6.2.4.	satisfaction of the condition set out in section 7.01(c) of the Business Combination Agreement (Parent Stockholder Approval) (Responsibility: Transferee).

6.3	The Transferee may waive in whole or in part the Condition set out in Clause 6.2.1 (as applicable) at its absolute discretion, by written notice to the Transferor.

6.4	The Transferor and the Transferee shall use their respective reasonable endeavours to satisfy the Conditions that are their responsibility as soon as practicable and in any event by 27 February 2015 (the “Long Stop Date”). The Parties shall keep each other advised of the progress towards the satisfaction of the Conditions as set out in such Clause and each undertakes to disclose in writing to the other anything which will prevent any of the Conditions from being satisfied on or prior to the Long Stop Date as soon as reasonably practicable after it comes to their attention.

6.5	If the Conditions have not been fulfilled or waived in writing by the Transferee and/or the Transferor (as applicable) on or before the Long Stop Date then the provisions of this Agreement (with the exception of those set out in Clauses 10 to 12 inclusive) shall forthwith be terminated upon the giving by either Party to the other of notice in writing to that effect and cease to be of effect.

6.6	For the avoidance of doubt, neither Party shall have any claim against the other with respect to the termination of this Agreement pursuant to this Clause 6 relating to failure to satisfy a Condition or Conditions by the relevant date, or at all.

6.7	Neither the Transferee nor the Transferor shall be obliged to complete the purchase of any of the Sale Shares unless the Sister Companies Share Sales are completed simultaneously with Completion.

6.8	Upon Completion:-

6.8.1.	The Transferor shall deliver, or procure the delivery, to the Transferee of the following:-

6.8.1.1	the certificates for the Sales Shares showing that the same are registered in the name of the Transferor or an indemnity in the approved form for any lost certificates;

6.8.1.2	duly executed instruments of transfer of the Sale Shares, duly completed by the Transferor and stamped in favour of the Transferee;

6.8.1.3	duly signed letters of resignations of the directors and officers of the Company dated the Closing Date and addressed to the Company and such other documents (if any) as may be required to give the Transferee legal and beneficial ownership of the Sale Shares as contemplated herein and to enable the Transferee to become the registered holders thereof;

6.8.1.4	the Disclosure Letter duly signed by the authorised representative of the Transferor;

6.8.1.5	a certified copy of the minutes of a meeting of its directors, authorising the execution of this Agreement; and

6.8.1.6	a certified copy of any power of attorney or other instrument under which this Agreement or any other document is executed on behalf of the Transferor.

6.8.2.	The Transferee shall:

6.8.2.1	deliver or procure that there are delivered to the Transferor:

6.8.2.1.1	a certified copy of the minutes of a meeting of its directors, authorising the execution of this Agreement;

6.8.2.1.2	a certified copy of any power of attorney or other instrument under which this Agreement is executed on behalf of the Transferee;

6.8.2.1.3	a counterpart original of the Disclosure Letter duly acknowledging receipt of the same and acceptance of its terms and the Disclosure Documents;

6.8.2.2	pay to the Transferor the Consideration by wire transfer to account number 6161401531 of the Transferor with J.P. Morgan AG of Junghofstrasse 14 60311 Frankfurt am Main (SWIFT BIC: CHASDEFX).

6.8.3.	The Transferor and the Transferee shall procure that the Company releases and holds harmless from any and all liabilities and responsibilities towards the Company those directors and officers of the Company nominated by the Transferor until and including the Closing Date.

6.9	On the Closing Date the Transferor hereby agrees to do and execute all such further acts and documents as the Transferee may reasonably request so that the legal and beneficial ownership of the Sale Shares vest in the Transferee as contemplated by this Agreement.

7.	OPTION TO REQUIRE THE RETRANSFER OF SALE SHARES

7.1	With effect from the Closing Date the Transferee hereby grants to the Transferor the Option.

7.2	The Option confers on the Transferor the right to require the Transferee to sell the Transferor the Sale Shares for the Repurchase Price on the terms of this Clause 7.

7.3	The Option may be exercised at any time during the Option Period whilst the Option Condition subsists, in respect of all of the Sale Shares by the Transferor giving not less than one Business Days’ notice in writing to the Transferee of the date on which the Sale Shares are to be transferred. For the purposes of this Clause 7 the date of exercise of the Option is the date on which the Transferor serves notice and not the date on which the Transferee is deemed to receive the notice.

7.4	Completion of the sale and purchase of the Sale Shares pursuant to the exercise of the Option shall take place at the registered office of the Transferor on the date specified in the notice given in accordance with Clause 7.3 (“Option Completion Date”) when:

7.4.1.	the Transferor shall pay or procure the payment of the Repurchase Price (at the Transferor’s option) in cash or by cheque in favour of the Transferee;

7.4.2.	the Transferee shall deliver to the Transferor a transfer in respect of the Sale Shares duly executed in favour of the Transferor (or as the Transferor may direct) together (where appropriate) with the share certificates representing the Sale Shares in the name of the Transferee;

7.4.3.	the Transferee shall procure the removal of any director or directors appointed by it to the board of directors of the Company and shall procure the alteration of all bank mandates of the Company to reflect such removal;

7.4.4.	the Transferee shall pay all amounts (if any) owed by it to the Company; and

7.4.5.	the Transferee shall use its reasonable endeavours to procure that the Transferor (or its nominee) shall be registered as the holder of the Sale Shares without delay and a share certificate in respect thereof shall be delivered to the Transferor (or its nominee).

Thereafter, the Transferee shall take all such other steps as the Transferor may reasonably require to vest the Sale Shares in the Transferor or such other person as the Transferor may nominate.

7.5	If the Transferee makes default in transferring the Sale Shares following the exercise of the Option the directors of the Company shall be entitled to receive and give a good discharge for the Repurchase Price on behalf of the Transferee but shall not be bound to earn any interest thereon.

7.6	The Transferee hereby irrevocably, and by way of security for the performance of the Transferee’s obligations under this clause 7:

7.6.1.

appoints the Transferor (acting by any of its directors from time to time) the attorney of the Transferee during the Option Period, on its behalf and in its name or otherwise to exercise all or any voting or other rights attaching to the Sale Shares and to do any other act or thing or execute any deed or document as it in its absolute discretion sees fit which may be done in the Transferee’s capacity as registered holder of the Sale Shares or for the purpose of registering the Sale Shares in the name of the Transferor. The Transferee further declares that, so long as it remains the registered holder of any Sale Shares, it shall with effect from the Option Completion Date hold on trust for the Transferor all dividends and other distributions received by it in respect of the Sale Shares and shall promptly notify the Transferor of anything received by the Transferee in the Transferee’s capacity as registered holder of the Sale Shares, shall act promptly in accordance with the Transferor’s instructions in relation to any rights exercisable or anything received by the Transferee in the Transferee’s capacity as registered holder of the Shares and shall not exercise any rights attaching to the Shares or exercisable in the Transferee’s capacity as registered holder of the Shares without the Transferor’s prior written consent; and

7.6.2.	appoints during the Option Period such person as the Transferor shall nominate in writing as the Transferee’s attorney to execute on the Transferee’s behalf a transfer or transfers of the Sale Shares in favour of the Transferor (or as the Transferor may direct) and such other documents as may be necessary to transfer title to the Sale Shares to the Transferor (or as the Transferor may direct); and

7.6.3.	the Transferee hereby authorises the directors of the Company during the Option Period to approve the registration of such transfer or transfers or other documents.

7.7	The Sale Shares sold by the Transferee pursuant to the exercise of the Option shall be sold with full title guarantee together with all rights conferred thereon and free from all Encumbrances or other adverse interests, rights, equities, claims or potential claims of any description except for any Security Interest permitted pursuant to Clause 7.11 below in respect of financing by the Company of payments payable by the Company following the Closing Date under the Shipbuilding Contract.

7.8	It is hereby acknowledged that the Transferor may in the Transferor’s discretion and with a view to protecting its interests in the Option file a stop notice or notices with the Company in respect of the Sale Shares.

7.9	The Transferee undertakes that during the Option Period:

7.9.1.	it will remain at all times the legal and beneficial owner of the Sale Shares, subject only to the Option;

7.9.2.	it shall not, without the prior written consent of the Transferor, sell, transfer or otherwise dispose of or mortgage, charge, pledge or otherwise encumber any of the Sale Shares except in respect of the financing referred to in Clause 7.11 below.

7.10	The Transferee shall procure that during the Option Period:

7.10.1.	no alteration is made to the Company’s articles of association and no regulations that are inconsistent with them are adopted;

7.10.2.	the Company does not make any material change to its business or incorporate or acquire any subsidiaries;

7.10.3.	the Company does not enter into any transaction or arrangement that is not in the normal and proper course of conducting its business nor enter into any transaction which is not customary and on arm’s length terms, provided always that the foregoing shall be interpreted in the context that the only business of the Company in the Option Period shall be to make the payments to the Builder as required by the Shipbuilding Contract, supervise or procure the supervision of the construction of the Vessel, arrange pre- and post- delivery financing and post-delivery employment of the Vessel as permitted by this Agreement, and to take delivery of the Vessel;

7.10.4.	without limitation of the generality of Clause 7.10.3 above but subject to Clause 7.11 below, the Company will not (without the prior written consent of the Transferor) borrow any money other than from the Transferee;

7.10.5.	the Company shall not issue any shares or grant any right in favour of any person to subscribe for any share or loan capital of the Company;

7.10.6.	the Company shall not grant security over any of its assets; and

7.10.7.	that the Company shall not be the subject of any Reorganisation.

7.11	Notwithstanding the provisions of Clause 7.10, during the Option Period the Company may enter into:

7.11.1.	a charter party for the Vessel with a third party unconnected to Transferee in respect of the period following delivery of the Vessel to the Company, provided that the terms of the charter party fall within the parameters specified at Schedule 5 and in any event and in all respects represent at arm’s length market terms; and

7.11.2.	arrangements for pre-delivery financing of the Vessel on a single vessel (i.e. not fleet) basis on customary at arm’s length market terms, which may include without limitation the grant by the Transferee to the relevant lender of Security Interests in the Sale Shares to secure the liability of the Company to pay amounts representing not more than the aggregate amount of any payments actually made by the Company to the Builder under the Shipbuilding Contract following the Closing Date provided always that such Security Interest may not be enforced by the lender until 10 clear Business Days following any default by the Company in order to permit the Transferor time to exercise the Option and procure the discharge of the secured liability by the Company, but shall not include any assignment of the Shipbuilding Contract or refund guarantee; and

7.11.3.	arrangements for the post-delivery financing of the Vessel with an institutional lender of international standing and repute provided that such arrangements are customary and represent at arm’s-length market terms, and also provided that in each case the Transferee must keep the Transferor fully informed in timely fashion as to the progress of the relevant negotiations and must provide the Transferor with the final form of any relevant documentation at least two clear Business Days prior to its execution on behalf of the Company.

7.12	The Option will lapse if it has not been exercised by the Transferor during the Option Period.

8.	TERMINATION EVENTS

Definition

8.1	Each of the events set out below occurring prior to or on Completion shall be a Termination Event within the meaning of this Agreement:-

8.1.1.	any of the Sister Company Share Sales is not completed on the Closing Date simultaneously with the sale of the Sale Shares hereunder for any reason whatsoever; or

8.1.2.	any representation or warranty contained herein which is made by any Party proves to be incorrect in any material respect when made, unless otherwise waived by the other Party; or

8.1.3.	either Party fails to comply with any material obligation contained in this Agreement.

Consequences of a Termination Event

8.2	Following the occurrence with respect to a Party of a Termination Event (the “Defaulting Party”) which is continuing, either of the other Parties may by notice to the Defaulting Party terminate this Agreement, in which event (and without prejudice to any accrued rights of the Parties hereunder in the event of breach of the terms hereof), this Agreement shall immediately cease to be valid and binding.

9.	TERMINATION BY THE TRANSFEROR

Failure to file Merger Proxy Form

9.1	If the Transferee fails to file the Merger Proxy Form with the US SEC on or before 7 January 2015, the Transferor may by written notice to the Transferee terminate this Agreement, in which event (and without prejudice to any accrued rights of the Transferor hereunder in the event of breach of the terms hereof), this Agreement shall immediately cease to be valid and binding on the Transferor.

10.	MISCELLANEOUS PROVISIONS

Entire Agreement

10.1	This Agreement and Schedules 1 to 5 to it constitute the entire understanding between the Parties in relation to the subject matter hereof and replace and extinguish all prior agreements, undertakings, arrangements or understandings made by the Parties with respect to such subject matter.

Assignment and amendment

10.2	This Agreement shall not be assigned or amended by any Party without the consent in writing by the other Parties; provided, however, that no consent shall be required for the assignment of this Agreement after Completion in whole to an entity that is an Affiliate of the Transferor and is domiciled in a jurisdiction that is internationally accepted in the maritime industry.

No Waiver

10.3	No waiver of any provision of this Agreement shall be effective unless in writing signed by the waiving party and no waiver of any breach or default hereunder shall constitute a waiver of any other subsequent breach or default, whether of the same or different nature.

Invalidity or unenforceability of a term

10.4	If any of the provisions of this Agreement or the application thereof are invalid or unenforceable in any respect, the validity and enforceability of the remaining provisions thereof shall in no way be affected, prejudiced or disturbed thereby. As used in this subsection, the term “provision” shall mean any part of any paragraph, sentence or clause contained in this Agreement.

Counterparts

10.5	This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

Binding effect

10.6	As and from its execution by the Parties this Agreement shall be binding upon the Parties hereto and their respective successors and assigns. No Party shall have any right to rescind the Agreement after Completion.

Contracts (Rights of Third Parties) Act 1999

10.7	No provision of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to this Agreement except that the Indemnified Parties (or any of them) may enforce directly Clause 4 against the Transferee.

Confidentiality

10.8	This Agreement and the transactions contemplated herein shall be treated as strictly private and confidential, unless: (i) the Parties both agree to disclose the same, or (ii) the existence of this Agreement or any of its terms are required to be disclosed by law or reported to any regulator or regulated exchange, provided always that the Parties shall be at liberty to disclose it to their legal advisors, shareholders and financial institutions.

Further Assurances

10.9	From and after the date of this Agreement, upon the request of any Party, each Party shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement and the transactions contemplated thereby.

Variations and Amendments

10.10	No variation or amendment of this Agreement shall be effective unless in writing and signed by or on behalf of a duly authorized representative of each Party.

Survival

10.11	This Agreement shall in so far as it remains to be performed or is capable of subsisting remain in full force and effect after Completion.

Costs, Fees and Expenses

10.12	Each Party shall bear its own costs, fees and expenses in connection with the preparation and execution of this Agreement.

Limit on Liability

10.13	The limits on liability set out at Schedule 4 shall apply to this Agreement as if set out in full here at this Clause 10.13.

11.	NOTICES

Addresses for Notices

11.1	Every notice or demand under this Agreement shall be in writing but may be given or made by letter or email. The same shall be sent to the following addresses:

Notices to Transferor

Proteus Holding Limited

Canon’s Court,

22, Victoria Street,

Hamilton, HM 12

Bermuda

c/o J.P. Morgan Global Maritime Investment Fund,

Floor 2, 60 Victoria Embankment,

London, EC4Y 0JP

Phone: +44 (0)2077422163

Email: Nicholas.e.meer@jpmorgan.com; shaun.s.burch@jpmorgan.com

c/o Unisea Maritime Ltd.

2nd Floor, 99 King’s Road,

London, SW3 4PA

Phone: +44 207 823 0500

Telefax: +44 207 823 0501

E-mail: unisea@unisea.co.uk

Notices to Transferee

Parakou Tankers Inc

609 Fifth Avenue, Suite 1102

New York, NY, 10017

Attention Peter S. Bell

Email:

Peter S. Bell - pbell@parakoutankers.com

Gregory A. McGrath - gmcgrath @parakoutankers.com

Phone: +44 (0)207742 4862

or to such other address as shall be from time to time advised in writing by any party to the other. Any notice sent by email shall be confirmed by prepaid first class (airmail if from abroad) letter posted as soon as practicable thereafter but the failure of the addressee to receive such letter shall not prejudice the validity or effect of such email notice.

12.	GOVERNING LAW AND JURISDICTION

Governing law

12.1	This Agreement (and all non-contractual obligations arising out of or in connection therewith) shall be governed by and interpreted in accordance with English law.

Jurisdiction

12.2	Any claim, dispute or difference arising out of or in connection with this Agreement (and all non-contractual obligations arising out of or in connection therewith) shall be referred to and finally resolved under the Rules of the London Court of International Arbitration in force as at the commencement of the arbitration. The place of arbitration shall be London and the arbitration shall be conducted in English.

12.3	Nothing in clause 12.2 shall prevent any party seeking emergency or injunctive relief from the courts of England and Wales.

Process agents

12.4	The Transferor hereby irrevocably appoints Colin Whittington and Richard Crombie of 25 Bank Street, London, E14 5JP as its agent for service of process in respect of any proceedings in connection with which, notwithstanding Clause 12.2, the courts of English and Wales have jurisdiction.

12.5	The Transferee hereby irrevocably appoints Law Debenture, Corporate Services Limited, Fifth Floor, 100 Wood Street, London, EC2V 7EX (Telephone: +44 (0)20 7696 5280; Fax: +44 (0)20 7696 5262; Email: sop@lawdeb.com) as its agent for service of process in respect of any proceedings in connection with which, notwithstanding Clause 12.2, the courts of English and Wales have jurisdiction.

12.6	If such agent (or any replacement agent appointed) at any time ceases for any reason to act as such, the relevant appointor irrevocably agrees to appoint a replacement agent for service of process having an address for service in England or Wales and shall notify the other Parties of the name and address of such replacement agent in writing within 20 Business Days of such other agent ceasing to act. Failing such appointment and notification, the Party not in default shall be entitled by notice to the Party in default to appoint such a replacement agent on its behalf.

SCHEDULE 1

WARRANTIES

1	CORPORATE INFORMATION

1.1	The Shares

1.1.1	The Transferor:

(i)	is the sole legal and beneficial owner of the Shares;

(ii)	has the right to exercise all voting and other rights over the Shares;

1.1.2	The Company has an authorised share capital of United States Dollars 1,500 comprising ordinary shares divided into 1,500 shares with a par value of USD1.00 each all of which shares are beneficially owned by the Transferor, have been issued in registered form, are fully paid up and are legally and validly issued; and

1.1.3	On the Closing Date, the Sale Shares will be sold free and clear of all Encumbrances.

1.1.4	Up until and including the Closing Date, no person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer, amortisation or repayment of any Sale Share or any other security giving rise to a right over, or an interest in, the capital of the Company under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

1.1.5	All consents for the transfer of the Shares have been obtained or will be obtained by the Closing Date.

1.1.6	The particulars contained in Schedule 2 are true and correct and are not misleading.

1.2	Constitutional Documents, Corporate Registers and Minute Books

1.2.1	The constitutional documents provided to the Transferee are true and accurate copies of the constitutional documents of the Company and there have not been and are not and will not at Completion be any breaches by the Company of its constitutional documents.

1.2.2	The registers and statutory books and books of account of the Company which are required to be maintained under applicable law have been maintained in accordance with applicable law in all material respects and fairly reflect in all material respects and consistent with past practices of the Company all matters required to be dealt with in such books and records by applicable law.

2	ACCOUNTS

2.1	Latest Accounts

2.1.1	The Accounts have been prepared in accordance with the International Financial Reporting Standards, applicable law and in accordance with the accounting principles, standards and practices generally accepted in Liberia; and

2.1.2	The Accounts give a true and fair view of the assets and liabilities and state of affairs of the Company at the Principal Accounting Date and of the profits and losses of the Company for the period concerned consistent with its prior practices.

2.1.3	As at the Principal Accounting Date, the Accounts make provision as adequate for all bad and doubtful debts.

2.2	Taxation

No reserve has been made in the Accounts for any Taxation liability and the Transferor warrants that to the best knowledge of the Transferor, the Company is not subject to Taxation on income in its jurisdiction of incorporation or elsewhere.

3	FINANCIAL OBLIGATIONS

3.1	Financial Facilities

3.1.1	As of the date hereof and as of the Closing Date the Company has not entered into and does not have any undisclosed financial facilities (including loans, derivatives and hedging arrangements).

3.2	Guarantees

3.2.1	Other than as Disclosed, as of the date hereof and as of the Closing Date there is no outstanding guarantee, indemnity, suretyship or security (whether or not legally binding) given:

(i)	by the Company; or

(ii)	for the benefit of the Company.

3.3	No Undisclosed Liabilities

As of the date hereof and as of the Closing Date, there are no liabilities, whether actual or contingent, of the Company other than (i) liabilities disclosed or provided for in the Accounts; (ii) liabilities incurred in the ordinary and usual course of business since the Principal Accounting Date, none of which is material; or (iii) liabilities pursuant to or otherwise disclosed elsewhere in this Agreement.

4	CONSTRUCTION CONTRACTS

4.1	As of the date hereof and as of the Closing Date, the Construction Contracts comprise all the assets owned, or conferring a benefit on the Company, and there is no actual or potential breach, dispute or claim by the Company or any other party under or arising out of any of the Construction Contracts.

4.2	The Refund Guarantee is to the Transferor’s knowledge in full force and effect as of date hereof and as of the Closing Date and to the Transferor’s knowledge nothing has occurred up until the Closing Date to affect the validity, legality or enforceability of the Refund Guarantee.

4.3	Each of the Transferor and the Company has and will have performed all of its respective obligations under the Shipbuilding Contracts or under the Existing Guarantees through and including the Closing Date in all material respects, including, without limitation, the payment of all amounts owed and to the Transferor’s knowledge, there are no outstanding material deficiencies and no waivers have been granted or requested under the Shipbuilding Contracts.

5	OWNERSHIP OF ASSETS

5.1	All assets included in the Accounts or acquired by the Company or which have otherwise arisen since the Principal Accounting Date, including the Construction Contracts and any assets disposed of or realised in the ordinary and usual course of business, and excepting rights and retention of title arrangements arising by operation of law in the ordinary and usual course of business:

5.1.1	are legally and beneficially owned by the Company; and

5.1.2	are, where capable of possession, in the possession or under the control of the Company.

6	DEBTS

As at the Closing Date except as otherwise Disclosed there are no material debts receivable or due to the Company pursuant to the Principal Accounts or which have subsequently arisen.

7	CONTRACTS

7.1	Capital Commitments

Except for the Construction Contracts there are no capital commitments entered into or proposed by the Company.

7.2	Contracts

Except as otherwise disclosed and for the Construction Contracts and this Agreement, the Company is not a party to or subject to any contract, transaction, arrangement, understanding or obligation (other than in relation to any property or contract of employment) which:

7.2.1	is not in the ordinary and usual course of business or;

7.2.2	restricts its freedom to carry on its business in the jurisdictions in which it currently conducts business in the manner presently conducted.

8	EMPLOYEES

8.1	To the best of the knowledge of the Transferor, there are no amounts owing to any present or former directors save for accrued benefits and remuneration due to present directors.

8.2	To the best of the knowledge of the Transferor, the Company has in relation to each of its employees complied in all material respects with all obligations imposed on it by all applicable statutes, regulations and codes of conduct and practice relevant to the relations between it and its employees.

8.3	To the best knowledge of the Transferor, since the Principal Accounting Date, no senior executive of the Company has been given or received formal written notice terminating his contract of employment.

9	LEGAL COMPLIANCE

9.1	Consents

No consents, licenses, notices or filings are required to transfer the Sale Shares except as such consent, licence, notice or filing has or will be obtained by the Closing Date.

9.2	Compliance with Laws

To the best of the Transferor’s knowledge, the Company has, and since its incorporation has conducted, the business of the Company in material compliance with applicable laws and bye-laws of the Company.

10	LITIGATION

10.1	Current Proceedings

10.1.1	The Transferor and the Company are not involved whether as claimant or defendant in any existing or potential or threatened claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration (other than as claimant in the collection of debts arising in the ordinary and usual course of the business (none of which exceeds US$50,000)) which, if adversely determined, would reasonably be expected to have a material adverse effect on the ability of the Transferor to perform its obligations under this Agreement or to result in any liability of the Company.

10.1.2	To the Transferor’s knowledge, there are no existing or potential or threatened regulatory actions against or by the Transferor or the Company.

10.2	Insurance Claims

No material insurance claim with respect to the assets of the Company is outstanding and to the best of the knowledge of the Transferor no circumstances exist which are likely to give rise to any material insurance claim.

11	TAX

11.1	To the best of the knowledge of the Transferor the Company is not required to file any tax returns.

11.2	To the best of the knowledge of the Transferor, the Company has made all required deductions and withholdings in respect of or on account of any Tax from all payments made by it, which deductions and withholdings it was obliged to make, and has accounted to any relevant Tax Authority for all amounts so deducted or withheld.

12	Disclosure of Information

12.1	The written information supplied by the Transferor to the Transferee in connection with this Agreement was produced or made in good faith and the Transferor has not knowingly included any untrue statement of material fact as of its date or knowingly omitted to provide any material fact required to be stated therein in order to make the statements made therein, in light of the circumstances under which they were made, and when taken together with all written information provided, not materially misleading.

12.2	Each document provided by the Transferor to the Transferee and listed in Schedule 3 hereto is a true and complete copy of the original of such document listed in Schedule 3 hereto.

13	Important Business Issues since the Principal Accounting Date

13.1	In respect of the Company, since the Principal Accounting Date:

13.2	there has been no material adverse change in the Company’s rights and obligations under the Construction Contracts and no event, fact or matter has occurred or, to the best of the knowledge of the Transferor, may occur which will or may give rise to any such change;

13.3	the business has been carried on as a going concern in the ordinary and usual course, without any interruption or alteration in its nature, scope or manner;

13.4	no material capital commitments have been entered into or proposed by the Company;

13.5	other than as Disclosed, the Company has not declared, made or paid any dividend or other distribution to its members;

13.6	the Company has not issued or allotted or agreed to issue or allot any share capital or any other security giving rise to a right over its capital;

13.7	the Company has not redeemed or purchased or agreed to redeem or purchase any of its share capital.

14	GENERAL

14.1	Insolvency etc.

14.1.1	No order has been made, petition presented, resolution passed or meeting convened for the winding up (or other process whereby the business is terminated and the assets of the company concerned are distributed amongst the creditors and/or shareholders or other contributories) of the Transferor or the Company and there are no cases or proceedings under any applicable insolvency, reorganisation or similar laws in any jurisdiction concerning the Transferor or the Company and no events have occurred which, under applicable laws, would justify any such cases or proceedings.

14.1.2	No petition has been presented or other proceedings have been commenced for an administration order to be made (or any other order to be made by which during the period it is in force, the affairs, business and assets of the company concerned are managed by a person appointed for the purpose by a Court, governmental agency or similar body) in relation to the Transferor or the Company, nor has any such order been made.

14.1.3	No receiver (including an administrative receiver), liquidator, trustee, administrator, custodian or similar official has been appointed in any jurisdiction in respect of the whole or any part of the business or assets of the Transferor or the Company and no step has been taken for or with a view to the appointment of such a person.

14.1.4	The Company is in good standing with the Liberian Corporate Register.

SCHEDULE 2

THE COMPANY

Name of Company:	Proteus 8 Limited

Registered number:	C – 116228

Registered office:	80 Broad Street, Monrovia, Liberia

Date and place of incorporation:	9 May 2013, Liberia

Issued share capital:	$1,500

Authorised share capital:	1,500 shares of USD 1

Registered shareholders and shares held:	Proteus Holding Limited

Beneficial shareholders and shares held:	Proteus Holding Limited

Directors:	Mark Doherty, Christian Porwoll, Jean-Christophe Ehlinger

Secretary:	Christian Porwoll

Accounting reference date:	September 30

Auditors:	Moore Stephens

SCHEDULE 3

LIST OF ORIGINAL DOCUMENTS DELIVERED TO TRANSFEREE

Shipbuilding Contract

BWTS Agreement

Supervision Agreement

SCHEDULE 4

LIMITATIONS OF LIABILITY

PART A: CLAIMS

1 Application of limits

The liability of the Transferor in respect of any Claim shall be limited as provided in this Schedule PROVIDED ALWAYS THAT the provisions of this Schedule shall not apply, and nor shall any other limitation of any kind whatsoever, to any Claim made against the Transferor to the extent the same is proven to have resulted from any dishonest or fraudulent act, omission, concealment or misrepresentation by or on behalf of the Transferor.

2 Notice and amounts of Claim

No Claim shall be brought against the Transferor nor shall the Transferor be liable (by way of damages, rescission or otherwise) to the Transferee or any other person for any Claim unless:

(a) the Transferee shall have served upon the Transferor written notice containing such details as may be reasonably available to the Transferee as to the nature and the estimated amount of the relevant Claim on or before the date falling 12 months after the Completion Date; and

(b) the amount of all such Claims exceeds USD 1,000,000, in which case the whole of such aggregate amount and not just the excess shall, subject to the other provisions of this Agreement, be payable.

3 Aggregate amount of Claims

The aggregate amount of the liability of the Transferor for all Claims shall not in any event exceed an amount equal to 30% of the Consideration.

3 General

No Party shall have any liability in respect of any Claim if and to the extent that:

(a) the matter or liability giving rise to the Claim arises wholly from, or, having arisen, is increased as a result of, a voluntary act, omission or transaction carried out after Completion by another Party or on its behalf;

(b) the matter or liability giving rise to the Claim arises wholly from, or, having arisen, is increased as a result of, an act or omission compelled by law or as a result of the passing or coming into force of an enactment or other government regulation with retrospective effect or any change to, or in the interpretation of, any law or administrative practice after Completion;

(c) the matter or liability giving rise to the Claim arises wholly from, or having arisen, is increased as a result of or by virtue of a change in rates of Tax or method of assessing Tax taking place after Completion not having retrospective effect;

(d) the matter or liability giving rise to the Claim arises wholly from, or, having arisen, is increased as a result of, any matter or thing either provided for or required by this Agreement or an act or omission by the relevant Party occurring at the request or with the prior written consent of another Party after the date of this Agreement;

(e) the matter or liability giving rise to the Claim arises wholly from or, having arisen, is increased as a result of a change of accounting policy or basis or practice of the relevant Party after Completion; or

(f) the Accounts make a specific identifiable disclosure of or provision for the liability, fact, matter, event or circumstance giving rise to the Claim or to the extent that payment or discharge of the relevant matter has been taken into account therein and is identified in the records of the Company.

4 Third party recoveries

If a Party pays to another Party an amount pursuant to a Claim and the receiving Party subsequently recovers from a third party an amount which is referable to that Claim, the receiving Party shall (or, as appropriate, shall procure that the Company shall) repay to the paying Party so much of the amount paid by the paying Party as does not exceed the amount recovered from the third party.

5 Party can only recover once for a Claim

In respect of any Claims made, a Party shall not in any circumstances be entitled to recover more than once in respect of the same loss or liability.

PART B: GENERAL LIMITATIONS

Except for the representations and warranties set forth herein relating to the transaction contemplated by this agreement, the Transferor has not made and expressly disclaims any representation or warranty, express or implied, of any nature whatsoever concerning the Sale Shares, the Construction Contracts or the Company or otherwise in connection with the transactions contemplated hereby. Notwithstanding anything to the contrary contained in this agreement, under no circumstances will a party be liable to any other party under this agreement for any consequential, incidental, or indirect damages of any nature whatsoever, including without limitation any loss of profit or anticipatory profits, even if such party has been apprised of the likelihood of such damages occurring.

SCHEDULE 5

PARAMETERS FOR PERMITTED CHARTER PARTIES

•	Duration: no longer than 5 years from Vessel delivery date

•	Charterers: Any of the following approved parties, or any other agreed to by Seller and Buyer-

CNR, Shell, Koch, Stena, BP, Morgan Stanley, ST Shipping (Glencore), Scorpio, Repsol, Trafigura, Petrobras, Navig8, Valero, Norden, Cargill, Total, Vitol, Clearlake Shipping (Gunvor), Exxon, Mercuria, Chevtex, ENI, Nobal, Statoil, Reliance, Unipec, Philips 66, Petrochina

•	Form of the Charter Party – International Standard Form such as Shell time, etc and including sanctions language in Schedule 6

•	Charter Hire – at market levels as determined using the BCTI Daily FFA rate assessments for the same size vessel for the MR – TCE route, but not below Vessel breakeven (to be defined as the aggregate of Vessel operating expenses, principal payments and interest expense)

SCHEDULE 6

SANCTIONS LANGUAGE FOR PERMITTED CHARTER PARTIES

Trading of the Vessel shall be always within IWL safely afloat excluding Cuba, ports in the Mediterranean Sea east of 34 Degrees East longitude and South of 34 Degrees North Latitude , Liberia, Orinoco River and Haiti, North Korea, Viet Nam, Kampuchea, Syria, Libya, Iraq, Iran, Nicaragua, Albania, Yugoslavia and former Yugoslavian Countries, Somalia, Cyprus, C.I.S. (Russian) Pacific Ports, Gulf of Aqaba and all ports east of a line drawn between Port Said and Iskenderun (however Port Said and Iskenderun are to be included in allowable trading ranges, Gulf of Aden, those countries prohibited by the country of the vessel’s flag, any area(s) and/or country(ies) banned and/or boycotted by the U.N. and/or U.S. and/or EU and/or UK and/or war or war-like zones.

Owners agree to trade to Finland, however, it is understood and agreed that regarding trading to Finland, the Vessel is intended to be a member of Pan Hellenic Seaman’s Union Agreement (Pan Hellenic Seaman’s Federation); however, notwithstanding Clause No. 2, Charterers shall indemnify and defend Owners/Operators/Vessel for any and all delays, expenses, fines and/or penalties as result of trading to or from Finland and all time shall continue to count as on-hire.

If any of the above country(ies) are deemed at any future date by the Charterers and Owners to be politically and economically feasible to trade with, without hardship to either party, and without breaching sanctions and/or restrictions imposed by the UN, EU, flag state or other authority the parties shall seek to agree a mutually acceptable basis upon which to resume such trading.

In a similar manner, if any included country(ies) or trading range(s) become a serious and significant political and/or economical problem in the future, such previously included trading ranges shall, subject to agreement between the parties, be excluded from the trading limits of this Charter Party.

THIS AGREEMENT has been executed as a deed by or on behalf of the parties and has, on the date stated at the beginning of this Agreement, been delivered as a deed.

Executed as a deed	)/s/ Mark Doherty
for and on behalf of	)
PROTEUS HOLDING LTD.	)
By	)
Duly authorised attorney	)
in the presence of:	)

Executed as a deed	)/s/ Peter S. Bell
for and on behalf of	)/s/ J.D. Pribor
PARAKOU TANKERS INC.	)
By	)
Duly authorised attorney	)
in the presence of:	)